UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2006
Alleghany Corporation

(Exact name of registrant as specified in charter)
Delaware

(State or other jurisdiction of incorporation)

1-9371	51-0283071
(Commission File Number)	(IRS Employer Identification No.)
7 Times Square Tower, 17th Floor
New York, New York 10036

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On June 19, 2006, Alleghany Corporation (the “Corporation”) entered into a purchase agreement (the “Purchase Agreement”) by and between the Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representative of the underwriters named in Schedule A thereto, with regard to the issuance and sale by the Corporation of 1,132,000 shares of 5.75% mandatory convertible preferred stock, par value $1.00 per share, of the Corporation (the “Mandatory Convertible Preferred Stock”). The public offering price of the Mandatory Convertible Preferred Stock was $264.60 per share, and net proceeds to the Corporation from the offering were approximately $290 million. The Mandatory Convertible Preferred Stock sold by the Corporation was issued and sold pursuant to an effective shelf registration statement on Form S-3 (File No. 333-134996) previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on June 14, 2006, the base prospectus included therein and the prospectus supplement related to the offering of the Mandatory Convertible Preferred Stock dated June 19, 2006.
The above description of the Purchase Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Purchase Agreement and the transactions contemplated thereby, and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 1.1 and incorporated herein by reference.
Item 8.01 Other Events
On June 23, 2006, the Corporation issued a press release on the subject of the closing of the public offering of its Mandatory Convertible Preferred Stock. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

1.1	Purchase Agreement, dated June 19, 2006, by and between the Corporation and Merrill Lynch

99.1	Press release announcing the closing of the public offering of Mandatory Convertible Preferred Stock

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION

Date: June 23, 2006	By:	/s/ Jerry G. Borrelli
		Name:	Jerry G. Borrelli
		Title:	Vice President

Index to Exhibits

Exhibit Number	Description

1.1	Purchase Agreement, dated June 19, 2006, by and between the Corporation and Merrill Lynch

99.1	Press release announcing the closing of the public offering of Mandatory Convertible Preferred Stock